UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): May 20, 2013 (May 14, 2013)

CARBON NATURAL GAS COMPANY
(Exact name of registrant as specified in charter)

Delaware	000-02040	26-0818050
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1700 Broadway, Suite 1170, Denver, Colorado	80290
(Address of principal executive offices)	(Zip code)

(720) 407-7043
(Registrant's telephone number including area code)

(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 14, 2013, the Board of Directors (the “Board”) of Carbon Natural Gas Company (“Carbon” or the “Company”) approved Carbon’s 2013 Annual Incentive Plan (the “2013 AIP”), including the performance criteria and specific measures and goals for Carbon’s executive officers and all other participants.  Under the 2013 AIP, any incentive rewards will be tied to six performance criteria: (i) EBITDA per Debt Adjusted Share Growth, (ii) Net Total Proved Reserves, (iii) Net Annual Production Growth, (iv) Lease Operating Expenses, (v) General and Administrative Expense per Unit of Production and (vi) Finding and Development Cost per Unit of Reserves.  Each of the performance criteria included in the 2013 AIP is tied to a percentage of the participant’s target bonus, which is expressed as a percentage of a participant’s base salary.  In addition to the target level, the 2013 AIP includes completion percentages for a range of performance levels.  For the performance criteria described in categories (i), (ii) and (iii) the range of performance levels start at a minimum threshold level, which is equal to 75% of the target level up to an outstanding performance level, which is equal to 150% of the target level.  The minimum threshold level for the performance criteria described in categories (iv) and (vi), is equal 110% of the target level and the outstanding performance level for the performance criteria described in categories (iv) and (vi) is equal to 80% of the target level.  The minimum threshold performance level for the performance criteria described in category (v) is equal to 110% of the target level and the outstanding performance level is equal to 90% of the target level.

The 2013 AIP is administered by the Board and the Chief Executive Officer (for all participant awards other than his own award).  Participation of officers in the 2013 AIP is determined by the Board and the participation of other employees of Carbon and its subsidiaries in the 2013 AIP is determined by the Chief Executive Officer.  The Chief Financial Officer is responsible for verifying the performance calculation for the financial and operating performance measures in consultation with the President, who will be responsible for the estimation of the Company’s oil and gas reserves.  No awards will be made under the 2013 AIP unless a minimum 30% completion threshold is achieved for the total plan.   Any modifications to the 2013 AIP must be approved by the Board.

The foregoing description of the 2013 AIP is qualified in its entirety by reference to the full text of the 2013 AIP, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated in Item 5.02 by reference.

On May 14, 2013, the Board also finalized the awards of performance units under Carbon’s 2011 Stock Incentive Plan (the “Plan”) to certain of Carbon’s employees, including the Chief Executive Officer, the President and the Chief Financial Officer.  The awards were granted pursuant to performance unit award agreements entered into by and between Carbon and each officer, in accordance with the Plan.

Under the performance unit award agreements, each performance unit represents a contractual right to receive one share of Carbon’s common stock; provided that the actual number of shares that may be deliverable under an award will range from 0% to 100% of the number of performance units identified in the award (the “Performance Units”), depending on Carbon’s relative total shareholder return in comparison to the peer companies identified in the form of award agreement during the performance period identified in the form of agreement.  Pursuant to the performance unit award agreements, in the event of certain triggering events, such as a change in control of Carbon or an involuntary termination (in each case as defined in the form of award agreement), the performance period will be shortened to the date of the triggering event.  In other instances, such as the officer’s death or disability (as defined in the form of performance unit award agreement), the officer will receive a number of shares equal to the greater of (i) the number of shares that would have been earned had the performance period been shortened to the date of the officer’s death or disability and (ii) the Performance Units multiplied by a fraction, the numerator of which is the number of full months worked during the performance periods and the denominator of which is 36.  The foregoing is not a complete description of all the terms and conditions of the performance unit award agreements and is qualified in its entirety by the full text of the performance unit award agreements, a form of which is incorporated as Exhibit 10.2 to this Current Report on Form 8-K.

The performance unit awards referenced above relate to a performance period beginning on March 28, 2013, and ending March 27, 2016, and include awards of 600,000 Performance Units to Patrick R. McDonald; 300,000 Performance Units to Kevin D. Struzeski; and 300,000 Performance Units to Mark D. Pierce.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

The following Exhibits are filed as part of this report:

Exhibit No.	Description

10.1	Carbon Natural Gas Company 2013 Annual Incentive Plan
10.2	Form of Performance Unit Award Agreement pursuant to the Carbon Natural Gas Company 2011 Stock Incentive Plan, as amended

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

CARBON NATURAL GAS COMPANY

/s/ Patrick R. McDonald
Patrick R. McDonald, CEO
Dated: May 20, 2013